Exhibit 12(b)

Mark W. Yusko, Chairman, President and Trustee, and Mark B. Vannoy, Treasurer of Morgan Creek Global Equity Long/Short Institutional Fund (the “Fund”), each certify that:

1.	This Form N-CSR filing for the Fund (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Fund.

By:	/s/ Mark W. Yusko
Mark W. Yusko
Chairman, President and Trustee

Date:	December 1, 2014

By:	/s/ Mark B. Vannoy
Mark B. Vannoy
Treasurer

Date:	December 1, 2014